Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R I M M E D I A T E R E L E A S E

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH ANNOUNCES TERMINATION OF

SHAREHOLDER RIGHTS PLAN

Shareholder Rights Plan Expires on January 7, 2013

OSHKOSH, Wis. (January 7, 2013) – Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today announced that its Board of Directors  approved, and the Company entered into, an amendment to the Company’s shareholder rights agreement (the “Rights Plan”) accelerating the expiration date of the Rights Plan to January 7, 2013 from October 25, 2013.  Accordingly, as of 5:00 p.m., New York time, today, January 7, 2013, the rights issued pursuant to the Rights Plan will expire and will no longer be outstanding, and the Rights Plan will terminate as of that time.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec® Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.